Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, N.C. 28277
Tel: (704) 587-8886
investorrelations@polypore.net
www.polypore.net

PRESS RELEASE

Polypore Announces New $650 Million Senior Secured Credit Agreement and Redemption of 7.5% Senior Notes

•                  Company uses cash on hand and new credit agreement to refinance existing credit agreement, fund the redemption of 7.5% senior notes and reduce total leverage

•                  Refinancing to generate approximately $20-25 million of annualized interest expense savings

•                  New credit agreement provides flexibility to pursue growth and value creation opportunities as cash continues to accumulate

CHARLOTTE, N.C. — April 8, 2014 — Polypore International, Inc. (NYSE: PPO), a global high technology filtration company specializing in microporous membranes, today announced that it has entered into a new senior secured credit agreement led by Bank of America Merrill Lynch and Wells Fargo Securities LLC, as joint lead arrangers and joint book managers.  The $650 million senior secured credit agreement consists of a $500 million amortizing term loan facility and $150 million revolving credit facility which mature on April 8, 2019.

The Company intends to use borrowings under the new term loan and revolving credit facility in conjunction with cash on hand to repay all outstanding obligations under the existing senior secured credit agreement and for redemption of its $365 million callable 7.5% senior notes (CUSIP 73179VAF0), (collectively, the “Transactions”), resulting in a lower overall level of debt.

The redemption of the 7.5% senior notes, lower interest rates under the new credit agreement and a reduced level of total debt are expected to materially reduce interest expense after the Transactions are completed, which we expect to occur in the second quarter of 2014.  On a pro forma basis for the Transactions as though they occurred on January 1, 2014, annualized interest expense would be in a range of approximately $15-20 million, excluding one-time items related to the Transactions and depending on variables such as market interest rates, hedging strategies and average revolver borrowings.  In 2013, Polypore recorded total GAAP interest expense of $39.5 million.

Commenting on the new senior secured credit agreement, Lynn K. Amos, Chief Financial Officer, Treasurer and Secretary said, “We are pleased with the terms of this new commitment from a core group of lenders who understand the growth potential and consistent cash generation capability of our business.  This refinancing reinforces our strong financial foundation and enables us to substantially lower interest costs, while providing flexibility to pursue growth and value creation opportunities as we continue to accumulate cash.”

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with additional detail on the senior secured credit agreement.  A copy of the 8-K can be viewed on the Company’s website www.polypore.net.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, N.C., Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing processes; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions contained in our senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand not materializing as anticipated; the absence of expected returns from the intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.